Call our office if you have delivery rights to lease

Demand to Lease Delivery Rights is Strong

USPB producers have leased a record number of delivery rights to market cattle on our grids through the first half of fiscal year 2008. As a result, we anticipate the availability of delivery rights for lease to be tighter during the second half of this fiscal year. USPB assists producers to lease delivery rights on a week-to-week basis.

    If you have delivery rights you will not use this fiscal year, please call our office at 866-877-2525, for help in getting them leased. If you are a producer who plans to deliver cattle to USPB during the balance of this fiscal year by leasing delivery rights, you should contact the feedlot and/or unitholder you have leased from in the past to see if you can “reserve” delivery rights for your cattle.♦

Conference Committee to begin work soon
2007 Farm Bill Update

The United States Senate has named its Conference Committee members and the House is expected to do so this week. Members of this committee are charged with negotiating differences in the House and Senate versions of the Farm Bill. It is anticipated the Conference will finish by mid-March.

   Numerous USPB producers have called their Senators to voice opposition to Senate Bill 305 which is referred to as the Packer Ban Bill. This bill addresses a “prohibition on packers owning, feeding, or controlling livestock” for a period of 14 days (or longer) prior to slaughter. The Senate version of the Farm Bill contains a packer ban amendment very similar to Senate Bill 305.

   The language contained in the Senate version is problematic to USPB. As written, it brings into question your company’s contractual right and obligation to purchase your cattle. The things our founders worked so hard for—guaranteed market access and value-based pricing—could be in jeopardy if this amendment becomes part of the final bill.

   A list of Senate Conference Committee members can be found at www.agriculture.senate.gov and House Conference Committee members will be listed at www.agriculture.house.gov as soon as final appointments are made. We continue to encourage USPB producers to call these committee members and urge the removal of the packer ban amendment from the final version of the 2007 Farm Bill. Your ability to market finished cattle through USPB could depend on it.♦

USPB’s Dodge City plant will participate

USDA to Test Instrument Grading

Starting in mid-February, USDA will begin testing an instrument grading system in four beef processing plants including our Dodge City, KS, facility. The testing is scheduled to include four weeks of normal chain speed in order to calibrate the machines to produce accurate and consistent results in all plants.

   “We have privately tested electronic grading in our Kansas plants for three years,” USPB CEO Steve Hunt says. “Our results have been encouraging. We believe this technology will benefit producers by providing precise, consistent grading at all plants.”

   The camera takes an image of a cross section of the ribeye muscle, measures color, marbling, ribeye area and external fat to arrive at a quality and yield grade. The technology has been proven to be very accurate. During this trial, the same number of USDA graders will be in place and will have the final determination of both quality and yield grade.

   After the testing phase, the results will be evaluated and the system recalibrated based on those results. USDA has not announced when implementation of this technology will occur on a permanent basis.♦

Japanese Demand for

SAV Product Remains Solid

“We continue to see a very strong interest in source and age verified beef from our Japanese retail customers,” Peter Michalski, vice president International Division of National Beef, says. “We believe that will continue even when Japan moves to an under 30 month of age program so we are encouraging producers to continue to enroll their cattle in USDA source and age verified programs.

   “Because of the many cases of BSE consumers have heard about in Japan, they are concerned where their beef comes from and the age of the animal,” he adds. “Japanese consumers can get that information on domestically produced beef today, so providing that should help us market more beef to Japan."♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

North/South Price Comparison

The base live price for cattle traded on the USPB Base grid continued to be higher than the Nebraska cash, live market during the last month. However, the USPB base carcass price advantage has narrowed significantly compared to flat meat bids to the North during the past month.

  The table below shows average prices for delivery dates between January 7 through February 9. The Kansas cash values include the $0.25 per cwt that is added to the live price on USPB’s Base grid. It also compares the average carcass bids in Nebraska to the base carcass price on the USPB Base grid for the same time period.

   During these four weeks, the Base grid base carcass price advantage on an 800 pound carcass was $1.46 per head compared to a flat meat bid in Nebraska. The Base grid base live price advantage was $27.08 per head on a 1,250 pound live animal compared to the USDA reported Nebraska cash price. These values do not include any premiums or discounts on USPB’s grids. Nebraska, Iowa and South Dakota feedlot origin cattle have averaged more than $35 per head over the Kansas cash market during this time period. This does not include the benefit of the higher Kansas base live price.♦

Did You Know...

✓USPB producers delivering Naturewell® Natural Beef and NatureSource™ Natural Angus Beef cattle to our plants need to make reservations for those cattle in order to determine program availability. At this time, our needs for Naturewell cattle have been met through July. For more information on our natural programs, or to schedule qualifying cattle, call USPB at 866-877-2525.♦